Stillwater Mining Company Announces Strategic Priorities and Fiscal Year 2014 Financial Guidance

Company to Host Conference Call Today at 4:30 PM EST

BILLINGS, MT -- (Marketwired - January 21, 2014) - STILLWATER MINING COMPANY (NYSE: SWC) (TSX: SWC.U) (the "Company") today announced its strategic priorities and financial guidance for fiscal year 2014.

Mick McMullen, President and Chief Executive Officer, commented, "The core strengths of Stillwater Mining Company, including its world-class PGM mining assets, as well as processing and recycling capabilities, in Montana, represent true differentiating aspects. Furthermore, the Company is uniquely positioned to benefit from forecasted supply side shortages and from growing industrial end market demand. As we move forward, we are building on these attractive characteristics to further strengthen the Company and its performance by focusing on producing quality ounces and improving cash flow, adding to the Company's already strong liquidity position, capitalizing on the significant opportunity to increase value and capacity utilization of refining and smelting facilities through strategic supply alliances, and concentrating development efforts on PGM assets in jurisdictions with low geopolitical risk."

The Company's strategic objectives are centered on the following priorities:

  Focusing on producing quality ounces from the core Montana mines;

  Minimizing investments in non-core assets while maintaining their long-term optionality;

  Optimizing performance of the Company's metallurgical facilities;

  Reducing expenses, and particularly sales, general, and administrative expenses, in areas that do not impact operational or safety performance;

  Optimizing the balance sheet;

  Committing to best-in-class corporate governance; and

  Focusing on driving return on capital and aligning actions with creating shareholder value.

Mr. McMullen added, "Our strategic objectives are reflected in our guidance for 2014. We are focused on improving our operations, optimizing our financial profile, managing our portfolio effectively, and establishing strong corporate governance. I am very confident that our team can deliver on these commitments and achieve the first steps towards creating sustainable growth in value."

Fiscal Year 2014 Financial Guidance

  Mined palladium and platinum production of 515,000 to 530,000 ounces;

  Total cash cost per mined ounce (net of by-product and recycling credits) of $550 to $600;

  Corporate overhead (including marketing, general and administrative, research and development, and exploration expenses) of $40 million to $50 million ($75 to $97 per mined ounce); and

  Capital expenditures (reflecting Marathon on a 100% basis) of $165 million to $175 million ($311 to $340 per mined ounce).

Conference Call Details

Mick McMullen, President and Chief Executive Officer, and Greg Wing, Vice President and Chief Financial Officer, will host a conference call at 4:30 PM EST today to discuss the Company's strategic priorities and 2014 financial guidance. Introductory remarks will be followed by a brief question and answer session. A presentation to accompany the conference call will be available on the Investor Relations section of the Company's website at www.stillwatermining.com.

To access the call, participants may dial (800) 230-1093 (U.S.) or (612) 288-0329 (International). A telephone replay will be available for one week following the event. The replay dial-in numbers are (800) 475-6701 (U.S.) or (320) 365-3844 (International), access code 316417. The conference call will be simultaneously webcast through the Investor Relations section of the Company website at www.stillwatermining.com.

About Stillwater Mining Company

Headquartered in Billings, Montana, Stillwater Mining Company is the only U.S. producer of platinum group metals (PGMs) and the largest primary producer of PGMs outside of South Africa and the Russian Federation. PGMs are rare precious metals used in a wide variety of applications, including auto catalysts, fuel cells, hydrogen purification, electronics, jewelry, dentistry, medicine, coinage and other uses. Stillwater Mining Company is engaged in the development, extraction, processing, smelting, refining and marketing of PGMs from a geological formation in southern Montana known as the J-M Reef. This is the only known significant source of PGMs in the United States and one of the highest grade PGM resources in the world. The Company also owns the Marathon PGM-copper deposit in Ontario, Canada and the Altar porphyry copper-gold deposit located in the San Juan province of Argentina. The Company's shares are traded on the New York Stock Exchange under the symbol SWC and on the Toronto Stock Exchange under the symbol SWC.U. Information about Stillwater Mining Company can be found at its website: www.stillwatermining.com.

Contact:

Mike Beckstead
(406) 373-8971